Registration No. 333-110853
Registration No. 333-135794
Registration No. 333-164971
Registration No. 333-201674
Registration No. 333-248722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-110853
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-135794
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-164971
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-201674
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-248722
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PFSWEB, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

75-2837058
(I.R.S. Employer Identification Number)

PFSweb, Inc.
4455 Regent Blvd
Irving, TX 75063
972-881-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karlis Kirsis
PFSweb, Inc.
c/o GXO Logistics, Inc.
Two American Lane
Greenwich, Connecticut 06831
(203) 489-1287
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam O. Emmerich, Esq.
Viktor Sapezhnikov, Esq.
Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These post-effective amendments (the “Post-Effective Amendments”), filed by PFSweb, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-3 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):
1.Registration Statement on Form S-3 (No. 333-110853) originally filed with the SEC on December 1, 2003, as amended on December 23, 2003, and further amended on January 16, 2004, registering 2,503,122 shares of common stock, par value $0.001 per share (“Common Stock”) of the Company;
2.Registration Statement on Form S-3 (No. 333- 135794) filed with the SEC on July 17, 2006, registering 5,000,000 shares of Common Stock;
3.Registration Statement on Form S-3 (No. 333-164971) filed with the SEC on February 18, 2010, registering up to $30,000,000 of Common Stock, preferred stock, par value $1.00 per share (“Preferred Stock”), of the Company, debt securities of the Company (“Debt Securities”), warrants to purchase Common Stock, Preferred Stock, or Debt Securities (“Warrants”), and units composed of one or more shares of Common Stock, shares of Preferred Stock, Debt Securities and Warrants in any combination (“Units”), or any combination of Common Stock, Preferred Stock, Debt Securities, Warrants or Units;
4.Registration Statement on Form S-3 (No. 333- 201674) originally filed with the SEC on January 23, 2015, as amended on May 12, 2015, registering up to $75,000,000 of Common Stock, Preferred Stock, Debt Securities, Warrants, Units, or any combination of Common Stock, Preferred Stock, Debt Securities, Warrants or Units; and
5.Registration Statement on Form S-3 (No. 333- 248722) originally filed with the SEC on September 11, 2020, as amended on September 28, 2020, registering up to $100,000,000 of Common Stock, Preferred Stock, Debt Securities, Warrants, Units, or any combination of Common Stock, Preferred Stock, Debt Securities, Warrants or Units.
On September 13, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, GXO Logistics, Inc., a Delaware corporation (“Parent”), and Peregrine MergerSub I, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on October 23, 2023, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.
In connection with the Merger, the Company is terminating all offering of the Company’s securities pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and terminates the effectiveness of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.
The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on September 14, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 23rd day of October, 2023.*

PFSWEB, INC.

By:	/s/ Karlis P. Kirsis
Name:	Karlis P. Kirsis
Title:	Vice President and Secretary
* No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.